As Filed with the Securities and Exchange Commission on April__, 2001
                                                      Registration No. ___-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                        FORM SB-2, REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                               Anagram Plus, Inc.
                 (Name of small business issuer in its charter)

          Delaware                       3944                 65-1045323
(State or other jurisdiction       (Primary Standard       (I.R.S. Employer
      of incorporation or      Industrial Classification    Identification No.)
       organization)                    Number)

                        2700 N. Military Trail, Suite 100
                              Boca Raton, FL 33431
                                  561-241-3621

                        (Address and telephone number of
               principal executive offices and place of business)

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                               488 Madison Avenue
                            New York, New York 10022
                          Telephone No.: (212) 486-2500
                          Facsimile No.: (212) 486-0701

                          (Name, address and telephone
                          number of agent for service)

                                 ---------------

      Approximate date of proposed sale to the public:

      As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________________.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------
                                                         Proposed
    Title of        Amount to be   Proposed Maximum      Maximum           Amount of
  securities to      registered     Offering Price      Aggregate      registration fee
  be registered                      Per Share(1)     Offering Price
-----------------------------------------------------------------------------------------
Common Stock, par      180,000           $1.00            $180,000           $45.00
 value $0.001(2)
-----------------------------------------------------------------------------------------
Common Stock, par     2,500,000          $1.00          $2,500,000          $625.00
 value $0.001(3)
-----------------------------------------------------------------------------------------
      Total           2,680,000                           Total             $670.00
                                                      Registration Fee
-----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) Offered by the persons named in this prospectus under the caption "Selling Stockholders".
(3)   Offered by us.

      This prospectus relates to 2,680,000 shares of our common stock, of which 180,000 shares are owned by the persons named in this prospectus under the caption "Selling Stockholders". The shares of our common stock may be sold directly or through brokers or dealers. The 180,000 shares may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or through other commonly used methods to trade publicly available stock, at market prices prevailing at the time of sale or negotiated prices. Up to 2,500,000 shares of our common stock are being sold by us, on a self-underwritten, best efforts basis, with no minimum. Our offering will commence on the date of this prospectus and will continue until the earlier of _________, 2001, all of the shares offered are sold, or we otherwise terminate the offering.

      We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

                   SUBJECT TO COMPLETION, DATED APRIL 10, 2001

PROSPECTUS

                                2,680,000 shares

                                AnagramPlus, Inc.

                                  Common Stock

      This is the first public offering of our securities. The common stock available for sale as a result of this prospectus will be sold by us and current stockholders. We will not receive any money from the sale of our common stock by the selling stockholders.

      Prior to this offering, there has been no public market for the common stock. We have applied to have the common stock traded on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers, Inc., after this registration statement is declared effective. The shares will be priced based upon bid and ask quotes submitted by broker-dealers.

                                 ===============

      An investor should read the Risk Factors section of this prospectus, commencing on page 3 before deciding whether to invest in these securities.

                                 ===============

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is         , 2001

                                       TABLE OF CONTENTS
                                                                           Page
                                                                           ----
Prospectus summary............................................................1
Summary financial information.................................................2
Risk factors..................................................................3
Use of proceeds...............................................................9
Capitalization................................................................9
Dilution.....................................................................10
Management's discussion and analysis of financial condition and results of operations........................................................10
Business.....................................................................12
Dividend policy..............................................................13
Employees....................................................................14
Management...................................................................14
Executive compensation.......................................................15
Certain relationships and transactions.......................................16
Principal stockholders.......................................................17
Plan of distribution.........................................................17
Description of the securities................................................18
Legal matters................................................................21
Experts......................................................................21
Available information........................................................22
Index to financial statements................................................24

                                     Summary

Our business

      We are a forty-nine and one-half (49.5%) percent stockholder of Prodijeux, Inc. Prodijeux was founded in October 1998, and is a Canadian corporation based in Montreal, Quebec, Canada. Prodijeux specializes in the creation and development of interactive "edutainment" products. Edutainment is a term utilized in the Toy and Game Industry, which refers to products which provide an educational experience through an entertainment medium. Edutainment products are available in the form of traditional family board games, CD-ROM and online multi-player games. Prodijeux has commenced distributing its edutainment products through traditional retail outlets, such as toy stores, bookstores and specialty learning stores as well as through its own and our web site. Prodijeux has entered into a written agreement with Northern Group pursuant to which, Northern Group is their U.S. sales representative. Prodijeux is ready to launch the first in their line of edutainment products, WordXchange, a word game which Prodijeux's management intends to rival Scrabble(R). WordXchange is a brain-twisting word game, which will have two versions: an advanced edition (ages 10 and up) and a junior edition (ages 5 and up), allowing it to be stimulating and entertaining for a wide range of consumers. WordXchange was introduced to the public in the fall of 1999 at the International Book Fair in Montreal, was recently exhibited at the Paris International Toy and Game Festival, and exhibited at the American Toy and Game Festival in New York in February 2001. Approximately 3,000 copies of WordXchange have been sold, as of April 2001.

      We will not receive any proceeds from the sale of the 180,000 shares of our common stock by the selling stockholders. We will use the net proceeds of the offering of 2,500,000 shares of our common stock to fund, pursuant to a loan agreement, Prodijeux's working capital and general corporate purposes, including but not limited to product development, selling and marketing. No public market for our securities existed prior to this offering. A total of up to 2,680,000 shares may be sold based upon this prospectus.

      Our executive offices are located at 2700 N. Military Trail, Suite 100, Boca Raton, FL 33431. The telephone number is 561-241-3621 and the facsimile number is 561-241-3055. The executive offices of Prodijeux are located at 1751 Richardson Street, Suite 5507, Montreal, Quebec, H3T 1G6, Canada.

                          Summary financial information

      We were formed on October 4, 2000 and are a 49.5% stockholder of Prodijeux. The following combined financial data of us and Prodijeux has been provided for the period ending December 31, 2000 and should be read in conjunction with our and Prodijeux's combined financial statements, which are included in this prospectus.

                                                From October 1, 2000 (inception)
                                                through December 31, 2000

                                                            Audited
                                                            -------

Working capital .........................                   $(118,530)

Total assets ............................                   $ 190,675

Total liabilities .......................                   $ 203,343

Stockholders' equity (deficiency) .......                   $ (31,347)

                                  Risk factors

      An investment in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, financial condition and operations will be materially affected.

We are not directly engaged in development, production, or sale of WordXchange.

      We are a minority shareholder in Prodijeux. We will not be directly engaged in any part of Prodijeux's business including, but not limited to, development, production and sales of WordXchange. At present, two members of our Board of Directors also sit on Prodijeux's Board of Directors. In addition, we are Prodijeux's primary source of funding. Accordingly, there is no written agreement entitling our Board members to sit on Prodijeux's Board, as a result, [we exercise significant control over Prodijeux].

Lack of an operating history.

      We do not contemplate commencing active operations directly. The company in which we have an investment, Prodijeux, is entering a highly competitive market. You should be aware of the difficulties which Prodijeux will encounter because it is a recently formed company and has only recently commenced operations, including, but not limited to, competition and unanticipated costs and expenses. There can be no assurance that we will ever realize a positive net cash flow from our investment in Prodijeux. If Prodijeux's business and development plans prove to be unsuccessful, stockholders may lose all or a substantial part of their investments.

Prodijeux may require additional financing to meet its capital requirements.

      Prodijeux will need additional financing to meet its capital requirements for product development, administrative expenses and other costs. Prodijeux currently has no arrangements to obtain additional financing and Prodijeux will be dependent upon sources such as: future earnings, the availability of funds from private sources including, but not limited to, loans and additional private placements, and the availability of funds through an additional public offering. In view of its lack of an operating history, Prodijeux's ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous. If adequate funds are not available from operations or additional sources of financing, Prodijeux's business will be materially adversely affected.

There can be no assurance that we will ever achieve profitability.

      There can be no assurance that we will ever achieve profitability. Our revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, but not limited to, Prodijeux's cost of production, sales of its products and variations in expenditures for personnel and marketing. Prodijeux may incur significant expenditures to fund research and development of new products or improvements to their existing edutainment products. This would adversely affect our ability to generate a profit. We may never be able to achieve profitability on a quarterly or annual basis. If we do not, our business will be adversely affected and potential investors will lose all or substantially all of their investment.

Dependence upon the introduction and success of new game WordXchange.

      Our success depends upon the value of Prodijeux as well as any dividends paid on Prodijeux's common stock. Prodijeux's success depends largely upon its new edutainment products, WordXchange and the Junior Edition. There can be no assurance that WordXchange will achieve any significant degree of market acceptance, or that such acceptance will be sustained for any meaningful period. The failure of WordXchange to achieve or sustain market acceptance would have a material adverse effect on our business, operating results and financial condition.

Competition

      Competitors with superior resources may be able to bring new, better and cheaper edutainment games to the market more quickly than Prodijeux, thereby gaining a competitive edge over Prodijeux. We believe that the quality of Prodijeux's goods and services combined with the expertise of its and our management should give Prodijeux a competitive advantage. However, there can be no assurance that Prodijeux will be able to compete successfully or that competitive pressures faced by Prodijeux will not have a material adverse effect upon its business, operating results and financial condition. We will not be directly engaged in any part of Prodijeux's business including, but not limited to, development, production and sales of WordXchange. WordXchange's major competition in the word game category is Scrabble(R). Scrabble(R) has been the leader in word games sales for approximately 50 years. WordXchange's success will depend heavily upon its ability to compete with Scrabble(R) and other word games.

Dependence upon Key Personnel

      Prodijeux's success depends to a significant extent upon the performance and continued services to Prodijeux of Michael Chiarore, co-founder and President of Prodijeux, Mr. Chiarore is in charge of Prodijeux's operations, manufacturing and distribution of Prodijeux's product line. Michael Chiarore is experienced in dealing with suppliers and buyers and his administration skills ensure the company's sound management. The loss of services of Mr. Chiarore would have a material adverse effect upon Prodijeux's business and its prospects.

      The success of Prodijeux also depends to a significant extent upon the performance and continued services to Prodijeux of Rodolphe Charpentier, Prodijeux's co-founder, Vice-President of Marketing and Creative Director of Research and Development. Rodolphe Charpentier is the creator of the WordXchange game. Mr. Charpentier has seventeen years of experience in the design and communications fields. The loss of the services of Mr. Charpentier would have a material adverse effect upon Prodijeux's business and prospects.

Our majority shareholder could exert significant influence over matters requiring stockholder approval.

      Pursuant to a privately negotiated transaction, ADC Development purchased 6,000,000 shares of our common stock and is our majority shareholder. Accordingly, ADC Development will be able to exert complete control over matters requiring approval by our stockholders, including, but not limited to the election of directors and the approval of mergers or other business combinations.

Internet Strategy

      Prodijeux plans to take full advantage of the potential of the Internet through development of a Website to promote and sell Prodijeux's product, WordXchange. The site will be home to an online store, and will draw prospective and established customers to the site with helpful, timely information. Prodijeux plans to develop an online multi-player version of WordXchange as a means for increasing market demand for the game. Through its website, Prodijeux intends to offer an innovative environment that allows players to explore and interact with a stimulating, virtual world of graphics, animation and sound. A portion of Prodijeux's business depends on its Internet marketing and sales strategy and its business will suffer adverse effects if use of the Internet for either online purchasing or online entertainment fails to grow in the future.

The market for our securities is unsure and may be volatile

      There is no current market for our securities and there can be no assurance that a market will exist in the future. In addition, if a trading market does develop, there can be no assurance that our common stock can be resold either at or near its original trading prices. We intend to arrange to list our common stock on the NASD Bulletin Board, which is maintained by the NASD. However, there can be no assurance that we will qualify for such listing.

Prodijeux conducts business and has operations in countries other than the United States and any changes in international markets or currencies may materially affect our operations.

      Prodijeux conducts its business and maintains ongoing operations in the United States, Canada, Asia, and other international markets. Fluctuations in the foreign exchange rates between the United States dollar and these other countries could have an adverse affect upon Prodijeux's operating results in the future. Prodijeux may seek to limit its exposure to the risk of currency fluctuations by engaging in foreign currency transactions, which could expose us to substantial risk of loss. Prodijeux's management has limited experience in managing international transactions and has not yet formulated a strategy to protect us against currency fluctuations. There can be no assurance that fluctuations in foreign currency exchange rates will not have a significant adverse impact upon Prodijeux's future operating results.

Prodijeux's success is dependent upon independent third parties to manufacture the product.

      Prodijeux does not intend to conduct manufacturing operations on a continuing basis and will be dependent upon independent third parties to manufacture and ship WordXchange and the Junior Edition. Prodijeux expects to continue to be dependent upon such manufacturers for the foreseeable future. These manufacturers will be responsible for timely and cost-effective manufacturing, which may affect Prodijeux's ability to cost-effectively compete with other similar products. Therefore, Prodijeux is dependent upon the continued viability and financial stability of these manufacturers. In addition, these third party manufacturers are expected to produce WordXchange and other products to specifications supplied by Prodijeux. However, there can be no assurance that these instructions will be followed by the manufacturers. Reliance upon suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective parts or components, increase in component costs and reduced control over delivery schedules, any and all of which would adversely affect Prodijeux's financial results. As a minority shareholder of Prodijeux, we have no control over the costs of production and manufacture. Delays or rising costs in the production of WordXchange would have a material adverse effect upon Anagram's business and prospects.

There can be no assurance that we will pay any dividends on our Common Stock.

      There can be no assurance that we will have sufficient earnings to pay any dividends with respect to the common stock. Moreover, even if we have sufficient earnings, we are not obligated to declare dividends with respect to the common stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors. It is also possible that the terms of any future debt financing may restrict the payment of dividends. To date, we presently intend to retain earnings, if any, for the development and expansion of our business.

Prodijeux expects to incur significant losses for the foreseeable future and there can be no assurance that we will ever achieve profitability.

      Prodijeux is still in the process of developing its products and therefore it expects to incur significant losses on both a quarterly and an annual basis for the foreseeable future. We are expecting losses to continue until such time as WordXchange is established, is being widely marketed and/or Prodijeux enters into a contract with toy store or other retailer for distribution of WordXchange.

We may be subject to the Securities and Exchange Commission's "penny stock" rules if our common stock sells below $5.00 per share.

      Our shares may now and in the future be subject to the penny stock rules under the Securities Exchange Act of 1934 which regulate broker-dealer practices for transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than U.S. $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

      In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

      The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our common shares. As long as our common shares are subject to the penny stock rules, the holders of such common shares may find it more difficult to sell their securities.

Conflicts may exist with certain of our officers and directors, which may cause them to give priority to other matters over the needs of AnagramPlus, which may materially affect our operations.

      There are several conflicts associated with our officers and directors. These conflicts include, engaging in other businesses similar or dissimilar to ours and allocating their time and services between us and the other entities with which they are involved. Robert Michelin, is a member of both our Board of Directors and Prodijeux's Board of Directors. In addition to sitting on our Board of Directors and Prodijeux's Board of Directors, Paul Michelin is a member of the Board of Directors of a number of other companies.

Unforeseen price increase in raw materials.

      Prodijeux is dependent upon independent manufacturers and suppliers for production of WordXchange and the Junior Edition. A large percentage of these independents are located in Canada and Asia. The market for raw materials may be volatile and unpredictable. As a result, the costs of manufacture could far exceed any estimates made by Prodijeux or us. As a minority shareholder of Prodijeux, we have no control over the costs of production and manufacture. Delays or rising costs in the production WordXchange will have a material adverse effect upon our business and prospects.

Dependency on foreign manufacturers.

      Because a large percentage of manufacturers and suppliers which Prodijeux is dependent upon are located in foreign locales, it is subject to a risk of currency and exchange rate fluctuations. In addition, the market may be subject to foreign government currency and/or other restrictions.

Inability of Prodijeux to negotiate and close contracts with major distributors.

      Prodijeux has begun marketing WordXchange on a limited basis and, through January 2001, had sold approximately 3,000 copies. Prodijeux has negotiated and signed a distribution agreement with Northern Group for US distribution of WordXchange. While Prodijeux intends to enter into contracts with distributors to offer and sell WordXchange and other products, there is no assurance that it will be able to negotiate or conclude satisfactory distributor agreements or, if negotiated and concluded, that such distributors will abide by the terms of said agreements. There can be no guarantee that contracted distributors will employ qualified or competent personnel or that they will be able find retailers willing to carry and purchase Prodijeux's products. As a minority shareholder of Prodijeux, we have no control over the terms of any agreement for the distribution of WordXchange. Delays or rising costs in the distribution and retail sale of WordXchange will have a material adverse effect upon Prodijeux's business and prospects.

                           Forward-looking statements

      Statements in this Prospectus discuss future expectations and plans which are considered forward-looking statements as defined by section 27(a) of the Securities Act of 1933 and section 21(e) of the Securities Exchange Act of 1934. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based on our beliefs and expectations using the most current information available to it. In view of the fact that the discussions in this Registration Statement are based upon our estimates and beliefs concerning circumstances and events which have not yet occurred, the anticipated results are subject to changes and variations as future operations and events actually occur and could differ materially from those discussed in the forward-looking statements. Moreover, although we reasonably expect, to the best of our knowledge and belief, that the results to be achieved by us will be as set forth, this is not a guarantee and there can be no assurance that any of the potential results which are described will occur. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and the differences may be material.

                                 Use of proceeds

      We will not receive any proceeds from the sale of the 180,000 shares of our common stock by selling stockholders. We estimate that our net proceeds from our offering of 2,500,000 shares of our common stock will be approximately $2,425,000 (based upon an assumed initial public offering price of $ 1.00 per share) after deducting estimated offering expenses of $75,000. We will use the net proceeds of this offering to fund. [pursuant to a loan agreement]. Prodijeux's working capital and general corporate purposes, including product development, selling and marketing. We will retain broad discretion in the allocation of the net proceeds of this offering. The amounts we actually spend will depend upon a number of factors, including the amount of our future revenues and other factors described elsewhere in this prospectus. Pending such uses, the net proceeds of this offering will be invested in short or medium term, interest-bearing, investment grade securities.

                                 Capitalization

      In view of the fact that we were formed in October 2000 and our operations solely consist of our interest in Prodijeux, the following table sets forth, as of December 31, 2000, on an audited basis, our consolidated capitalization combined with the consolidated capitalization for Prodijeux, expressed in U.S. Dollars.

            Liabilities

            Current liabilities                           $ 189,255

            Long-term liabilities                         $  14,088

            Stockholders' deficiency

            Common stock,
            $.001 par value                               $   6,000

            Total
            Stockholder's deficiency                      $ (31,347)

            Total liabilities
            and stockholder's deficiency                  $ 190,675

                                    Dilution

      As of December 31, 2000, our Common Stock had a negative net tangible book value per share of approximately $.021. "Net tangible book value per share" is the amount of total tangible assets (at book value) less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to our sale of the maximum number of shares offered hereby at the purchase price of $1.00 per Share, after deduction of the estimated expenses of this Offering, the pro forma "net tangible book value per share" as of that date would be approximately $.383 per share. This represents an immediate increase in the pro forma net tangible book value of approximately $.404 per share to existing stockholders and an immediate dilution (i.e., the difference between the subscription price per Share and such pro forma net tangible book value per share) of approximately $.616, based upon the purchase price of $1.00 per share of Common Stock.

      The following discussion should be read in conjunction with the financial statements and the notes to those statements, which appear elsewhere in this prospectus. The following discussion contains forward-looking statements, which reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

                      Management's discussion and analysis
                of financial condition and results of operations

      Overview

      Since inception, all of Prodijeux's activities have been devoted to the creation and development of WordXchange. Both companies have also been preparing for the introduction into the marketplace of Prodijeux's products. Prodijeux has raised CDN$206,500 in operating capital through the investment of tangible and intangible assets by its founders, Michel Chiarore and Rodolphe Charpentier.

      We have purchased a forty-nine and one-half (49.5%) interest in Prodijeux, in consideration of CDN $100,000. We have also agreed to loan Prodijeux up to CDN $500,000, of which CDN $330,000 has been advanced as of March 31, 2001, at an interest rate of seven (7%) percent per annum to be repaid upon the earlier of Prodijeux achieving sales of at least fifty thousand (50,000) units of WordXchange or October 1, 2002. Pursuant to such agreement, we are only committed to loan an additional CDN$170,000. However, it will be in the sole and absolute discretion of our Board of Directors to increase the amount we lend to Prodijeux.

Results of operations

      The following table sets forth the percentage of net loss represented by the line items in the statement of operations. As a result of rounding of the line items, in the statement of operations, the total does not equal 100%:

                                     amount         percentage
                                     ------         ----------

Revenues                             $ 12,484       (33%)

Expenses                             $(85,690)      229%

Other income and expenses
      Interest expense               $   (830)        0%
      Minority interest              $ 36,689       (98%)

Net loss for the year                $(37,347)      100%

Liquidity and capital resources

      We intend to satisfy Prodijeux's working capital requirements principally through our issuance of debt and equity securities. As of December 31, 2000 we had a negative working capital of $118,530.

      We believe, based upon Prodijeux's current plans and assumptions relating to its operations, including, assumptions with respect to the progress of research and development and the costs associated with production, marketing and sale of its products, that our current cash position will be sufficient to satisfy Prodijeux's contemplated cash requirements for a period of ninety (90) days after the date of this prospectus. With respect to Prodijeux's liquidity requirements for the next 12 months, we believe that the cash flow generated from Prodijeux's intended future operations and sales of WordXchange will complement its current cash position, as supplemented by us, and we further believe that we will be able to satisfy any liquidity needs that may arise by short term financing. If the need arises, we currently contemplate seeking additional financing or conducting a public offering in order to satisfy Prodijeux's additional cash requirements and any obligations it may have.

                             Description of business

      We were incorporated under the laws of Delaware in October 2000. The following discussion and disclosure represents our intended business plan and our intent with respect to the future operations of our business.

Proposed business

      We are a forty-nine and one-half (49.5%) percent stockholder of Prodijeux; Prodijeux creates, develops, markets, produces and manufactures interactive edutainment, which is learning entertainment in the form of traditional board games, CD-ROMs, and online multi-player games. Prodijeux, Inc.'s products are designed to provide the consumer with both entertainment and an educational experience. The first product developed by Prodijeux, Inc. is WordXchange. Prodijeux plans to distribute its products through traditional outlets such as game and toy stores, bookstores, gift and novelty stores, and catalogs. Prodijeux also has its own web site, which we consider an essential part of its product development.

Description of WordXchange

      WordXchange is classified as a word game in the GAMES and PUZZLES category in the toy and game industry. WordXchange has been designed in English and French versions and plans are underway for a Spanish version. WordXchange is designed to be played by two to four players or teams. A complete game is estimated to take 30-40 minutes to play. Prodijeux and we believe WordXchange has all the ingredients to please many age groups ranging from young children to mature adults. WordXchange is currently available in an advanced edition designed for ages 10 and up. Prodijeux has plans to begin production of a junior edition designed for ages 5 and up by May 2001. It is our belief that the game is of superior quality and is priced competitively. The creators of WordXchange sought to develop a game which is more fun, creative, and challenging than Scrabble(R) and takes less time to play. There can be no assurance that WordXchange will achieve success and popularity comparable to Scrabble(R).

Proposed Targeted Customer base

      We believe that the target market for WordXchange is large. Because there will be both junior and advanced editions, children under the age of 10, university students, professionals, and parents are all well within WordXchange's target market. We believe that the strongest market for the WordXchange's advanced edition are college-educated women, between the ages of 25-45 with children and a household income between $25,000 and $75,000. We believe that in the age group containing 25-45 year olds, a high percentage of consumers favor interactive multi-player games which demand intellectual and strategic acuity. We aim to reach the segment of the market with consumers of superior education, higher wages and an appreciation for fine design. The target consumer is concerned with getting the best quality-to-price ratio available. The target consumer owns a computer and is familiar with the Internet and its services. This segment is also where we believe the highest proportion of Scrabble(R) players to be.

Distribution strategies

      We are a minority shareholder in Prodijeux and will not be directly engaged in any part of Prodijeux's business including, but not limited to, development, production and sales of WordXchange. Prodijeux's intended primary objective will be distribution of its products. Prodijeux is attempting to close deals with major distributors in specific markets. Prodijeux is also seeking distribution contracts with major toy and game industry retailers, including Gift and Novelty stores, educational retailers, e-tailers, and catalogs. Prodijeux also plans to attend trade shows, which serve industry-related manufacturers, distributors and buyers, as well as consumer shows, which cater to the public at large. The basic advantage of attending these shows is that attendance offers the opportunity to introduce the game, popularize it, sell it, and establish industry contacts. We consider the Internet an important distribution channel. Prodijeux plans to take advantage of the full potential of the Internet by developing a Website which will promote and sell WordXchange and future products through an online store, drawing prospective and current customers to the site with helpful, timely information. Prodijeux will strategically coordinate the Website and e-commerce activities with its marketing activities for the traditional market, thus creating a synergistic and complementary effect.

Sales and Marketing Strategy

      Prodijeux intends to create unique packaging for WordXchange in order to create quick market awareness and product recognition. There can be no assurance that this approach will be successful. This will be part of multi-faceted marketing campaign designed to introduce WordXchange to the retail market. Prodijeux is participating in retail and consumer tradeshows, sending out media kits and sample games as means of creating a market for WordXchange. Prodijeux also plans to develop a Web Site as an integral part of our advertising and promotional plan. This will be crucial to quickly developing a market and gaining market acceptance.

Dividend Policy

      To date, we have not paid dividends on our common stock and at the present time, we intend to retain earnings, if any, to loan to Prodijeux for its development and expansion. There can be no assurance that we will have enough earnings to pay any dividends on our common stock. Even if we have sufficient earnings, we are not obligated to declare dividends on our common stock. Our Board of Directors has sole and absolute discretion whether to declare any cash or stock dividends. This decision will be based upon the following: earnings, capital requirements, our financial position, general economic conditions, and other factors the board may consider. It is also possible that the terms of any future debt financing may restrict the payment of dividends.

Employees

      Apart from our executive officers and directors, we currently employ no employees. We do not maintain "key man" insurance on the life of any of our employees.

Offices

      Our offices are headquartered at 2700 N. Military Trail, Suite 100, Boca Raton, Florida. Prodijeux's offices are headquartered at 1751 Richardson Street, Suite 5507, Montreal, Quebec, H3T 1G6, Canada.

Management
Executive officers and directors

      The following table sets forth the names and ages of the members of our board, our executive officers and the positions they each hold.

Name                          Age            Position
----                          ---            --------

Paul Michelin                 61               President & Director

Robert Michelin               37               Secretary & Director

Paul Michelin is our President and one of our Directors. Since 1992 Mr. Michelin has served as the President and a Director of FMC Group, Inc., a financial consulting firm the stock of which he owns with his wife as joint tenants with a right of survivorship. Mr. Michelin has also served since 1995 as the Secretary and Director of COA Development Corp. f/k/a OT Computer Training Corp., TL Industries, Inc., and International Software Technologies Corp. In addition, Mr. Michelin has served as the Chairman of the Board and Director of VI Solutions Inc. f/k/a Stratosphere Multimedia Corp., which is engaged in the business of video conferencing sales and services. Since August 1995, Mr. Michelin has been a Director of Multicast Interactive Corp., f/k/a Stratosphere Communications Corp. Mr. Michelin also served from 1990 until 2000 as Secretary and Director of dotWAP.com f/k/a Nationwide Resources, Inc. which develops and markets computer software. Furthermore, Mr. Michelin has served since 1996 as a Director of Your Travel Connections, Inc., a travel agency 75% of which is owned by Louisa Michelin. Mr. Michelin attended McGill University in Montreal, Canada. Mr. Michelin has also served as a Director of Visitel Enterprises since January 2000, as Director of QwikCap Corp. f/k/a Pacific Multimedia Corp. since September 1999, and as President and as Director of Solutions Software f/k/a MIS Solutions, Inc. since March 16, 2001. From 1983 to 1987, Mr. Michelin was a principal of Michelin & Company, Inc., a brokerage firm. In 1986 and 1987, certain allegations were made against

Mr. Michelin and Michelin & Company, Inc. with respect to non-compliance with certain state and NASD regulations. Mr. Michelin has advised management that the foregoing claims were totally without merit. Nevertheless, he chose to pay certain fines in order to avoid the expenditure of substantial time and money in litigation. The Company made a determination to cease business and elected not to pay the fine to the NASD in view of the fact that the only penalty for non-payment would be the suspension of its business, which the Company had determined to cease.

Robert Michelin is our Secretary and one of our Directors. Since January 1999, Mr. Michelin has served as the Vice President of Kensington Sports Management, Inc., a sports management firm specializing in the representation of professional coaches. Kensington Sports Management is located in Montreal, Quebec, Canada. Mr. Michelin previously practiced law specializing in labor and employment matters. From September 1994 to June 1996, he was an attorney with the law firm of Herman Blaikie located in Montreal, Quebec, Canada. Mr. Michelin was a sole practitioner from June 1996 to November 1997 and was an attorney with the firm of O'Connor and Greenspan, also located in Montreal, Quebec, Canada, from November 1997 to January 1999. Mr. Michelin has been an independent journalist specializing in legal subjects since 1996. Mr. Michelin attended McGill University in Montreal and L'Institut d'Etudes Politiques in Paris, France.

      The following table sets forth the names and ages of the members of Prodijeux's board, their executive officers and the positions they each hold.

Name                          Age           Position
----                          ---           --------

Michel Chiarore               42            Director, President

Rodolphe Charpentier          42            Director, Vice President, Creative
                                            Director

Paul Michelin                 61            Director

Robert Michelin               37            Director

Michel Chiarore has been Prodijeux's President and one of its Directors since 1998. In addition, he has been the President of Diffusion Le Bouquin, a book distribution company located in Montreal, Quebec, Canada.

Rodolphe Charpentier is one of Prodijeux's Directors and its Creative Director and Vice President of Marketing. For the past twenty years, Mr. Charpentier has been a Designer and Communications consultant in the Communications and Graphic Arts industry.

Outside directors will not be compensated for attendance at board meetings. Each outside director will be entitled to reimbursement for reasonable expenses incurred with respect to attending each meeting.

Executive compensation

      Paul Michelin, our President and one of our Directors, does not receive compensation.

      Robert Michelin, our Secretary and one of our Directors, does not receive compensation.

Prodijeux:

      Prodijeux has entered into an employment agreement with its president, Michel Chiarore. The agreement provides a salary in the amount of $60,000 Canadian dollars per year. The agreement also provides for an annual bonus equivalent to five (5%) of the pre-tax profits of Prodijeux as calculated by outside auditors in accordance with GAAP, above the first One Hundred Twenty Thousand (CDN $120,000) of such profits during the year. Prodijeux may terminate the agreement at any time, with or without cause.

      Prodijeux has entered into an employment agreement with its vice president and creative director, Rodolphe Charpentier. The agreement provides a salary in the amount of $60,000 Canadian dollars per year. The agreement also provides for an annual bonus equivalent to five (5%) of the pre-tax profits of Prodijeux as calculated by outside auditors in accordance with GAAP, above the first One Hundred Twenty Thousand (CDN $120,000) of such profits during the year. Prodijeux may terminate the agreement at any time, with or without cause.

      Prodijeux also employs our secretary, Robert Michelin, as an independent contractor. Mr. Michelin is paid a monthly retainer of CDN $2,000.

Stock option plan

      We intend to implement a stock option plan in the future. The purpose of the plan will be to provide our directors, officers, key employees and consultants with additional incentives by increasing their ownership interests. The stock option plan, which we anticipate will incorporate both qualified and non-qualified options, will contain terms that shall be approved by the board and submitted to the shareholders for approval.

Certain relationships and transactions

      ADC Development Corp., of which FMC Group Inc. owns eighty-three (83%) percent of its capital stock, owns the majority of our outstanding common stock. Accordingly, FMC Group through ADC Development will be able to exert complete control over matters requiring approval by our stockholders, including, but not limited to the election of directors and the approval of mergers or other business combinations.

      We own forty-nine and one-half (49.5%) percent of the outstanding stock of Prodijeux. We have also agreed to loan Prodijeux CDN $500,000, of which CDN $330,000 has been advanced as of March 31, 2001, at an interest rate of seven (7%) percent per annum. This loan is to be repaid upon the earlier of (i) Prodijeux achieving sales of at least fifty thousand (50,000) units of WordXChange, or (ii) by October 1, 2002. Although we are only committed to loan an additional CDN $170,000 pursuant to our loan agreement with Prodijeux, our Board reserves the right in their sole and absolute discretion to loan to Prodijeux additional funds.

Principal stockholders

      The following table sets forth the number of common stock owned and the percentage of our outstanding shares of common stock as of March 2001 for the following:

      o all persons who own more than five percent of our outstanding common stock;
      o     each officer and director;
      o     officers and directors as a group.

-----------------------------------------------------------------------
                                            AMOUNT OF
                NAME                  BENEFICIAL OWNERSHIP   PERCENTAGE
                ----                  --------------------   ----------
-----------------------------------------------------------------------
ADC Development Corp.                       6,000,000            96%
2700 North Military Trail, # 100,
Boca Raton, Florida, 33431
-----------------------------------------------------------------------
Robert Michelin, Director and                   0                0%
President
-----------------------------------------------------------------------
Paul Michelin, Director and                 6,000,000            96%
Secretary (1)
-----------------------------------------------------------------------
All Officers & Directors as a group         6,000,000            96%
- Two people (1)
-----------------------------------------------------------------------

(1) Includes 6,000,000 shares held by ADC Development Corp., of which eighty three (83%) percent of its capital stock is owned by FMC Group Inc., of which Mr. Michelin is the President and a Director. Mr. Michelin, together with his wife is the sole shareholder of FMC Group Inc.

Plan of distribution

      Prior to this offering, no public market for our securities existed. A total of up to 2,680,000 shares may be sold pursuant to this prospectus. This includes 2,500,000 shares of our common stock, which as of the date of this Prospectus, have not been issued. Such shares are being offered by us, using our officers, directors, and broker-dealers on a self-underwritten, best efforts basis. The .broker-dealers' commissions will be paid as may be negotiated in accordance with applicable laws and regulations The remaining 180,000 shares may be sold pursuant to this prospectus by the stockholders listed below. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. Except as we have described above, the stockholders selling our stock has never held any position or office with us or had any other material relationship with us.

      The selling stockholders may, from time to time sell all or a portion of their registered shares in negotiated transactions or on any exchange in which we may list or trade our common stock, at prices then prevailing or related to the then current market price. The shares will not be sold in an underwritten public offering, but may be sold either directly or through brokers or dealers. Brokers or dealers may receive commissions or discounts, which will be negotiated in accordance with applicable laws and regulations, from selling stockholders, or if any such broker-dealer acts as agent for the purchaser of such shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.

      The following list assumes all shares which will be registered based on the filing of this prospectus are sold by the selling shareholders.

--------------------------------------------------------------------------------
                                                                    Percentage
                       Shares owned                Shares owned     of shares
Selling                prior to       Shares       following        following
Stockholder            offering       registered   offering         offering
-----------            --------       ----------   --------         --------
--------------------------------------------------------------------------------
John C. Caras          40,000         40,000       0                0%
--------------------------------------------------------------------------------
Angela Grandinetti     20,000         20,000       0                0%
--------------------------------------------------------------------------------
Samantha Hockenberry   20,000         20,000       0                0%
--------------------------------------------------------------------------------
Teddy Hockenberry      20,000         20,000       0                0%
--------------------------------------------------------------------------------
Joseph Letzer          10,000         10,000       0                0%
--------------------------------------------------------------------------------
James Perretty         10,000         10,000       0                0%
--------------------------------------------------------------------------------
Jeanne Perretty        10,000         10,000       0                0%
--------------------------------------------------------------------------------
Thad Pryor             40,000         40,000       0                0%
--------------------------------------------------------------------------------
Stephen S. Shelman     10,000         10,000       0                0%
--------------------------------------------------------------------------------

                          Description of the securities

General

      The following description summarizes our authorized and currently outstanding securities. We are authorized to issue Twenty Million (20,000,000) shares of common stock, par value $.001 per share and a maximum of Two Million 2,000,000 shares of preferred stock, $.01 per share. There are 6,180,000 shares of common stock issued and outstanding as of the date of this prospectus. No shares of preferred stock have been issued.

Common stock

      Each holder of shares of our common stock, issued and outstanding, is entitled to one vote per share held and has the sole right and power to vote upon all matters upon which a vote of stockholders is taken. Neither our certificate of incorporation nor our by laws permit our stockholders to vote their shares cumulatively. Upon liquidation, dissolution, or winding up of our business, the owners of common stock are entitled to receive our net assets in proportion to the respective number of shares held by them, following payment to our preferred stockholders. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. All of our outstanding shares of common stock are fully paid and non-assessable and not subject to further call or redemption.

      To date, we have never paid dividends on any of our common stock. We do not guarantee that we will have enough earnings to pay any dividends on our common stock. Even if we have sufficient earnings, we are not required to declare dividends on our common stock. Whether we should declare cash or stock dividends will be in the sole and absolute discretion of our board and will depend upon our earnings, capital requirements, financial position, general economic conditions and other relevant factors. It is also possible that the terms of any future debt financing may restrict declaration of dividends.

Preferred stock

      We are authorized by our certificate of incorporation to issue preferred stock, in one or more series which may contain rights, privileges and limitations, including:

            o     Conversion privileges
            o     Dividends
            o     Redemption rights
            o     Liquidation privileges.

      Except as specifically provided by the Delaware General Corporation Law relating to the voting by all classes of stock, holders of preferred stock will have no voting rights unless specifically granted by our board. We have not issued any of our preferred stock, as of the date of this prospectus and currently have no plans to do so.

      If any shares of preferred stock are issued, a certificate of designation, setting forth the series of such preferred stock and the rights, privileges and limitations of the holders of the preferred stock will be filed with the Secretary of State of the State of Delaware. This may have the effect of delaying, deferring or preventing a change in control of our management without further action by other stockholders and may adversely affect the rights of the holders of our common stock.

Warrants

      As of the date of this registration statement, there are no warrants to purchase shares of our common stock outstanding.

Determination of offering price

      Prior to this offering of our common stock, there has been no public market for any of our securities and there can be no assurance that a market will develop. The price of our common stock, when sold by our stockholder will be determined by broker-dealers and market makers in negotiated transactions, or trades over the open market where we intend to list our common stock. Among factors which may be considered by broker-dealers, market makers and investors to determine the price for our securities in the public market are:

      o     estimates of our business potential;
      o prevailing market conditions in the U.S. economy and the market in which we intend to compete;
      o an evaluation of other companies comparable to us and their ability to effectively compete with our product.

Transfer agent

      The transfer agent for our common stock is Liberty Transfer Company, 191 New York Avenue, Huntington, New York 11243

Shares eligible for future sale

      Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital through an offering of equity securities.

      The 2,680,000 shares of common stock offered in this offering will be immediately tradeable without restriction under the Securities Act, except for any shares held by an "affiliate" of ours, as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule

144 under the Securities Act. The remaining 6,000,000 shares of common stock will be deemed "restricted securities" as defined in Rule 144.

      In general, under Rule 144, a stockholder, or stockholders, whose shares are aggregated, who has beneficially owned "restricted securities" for at least one,year will be entitled to sell an amount of shares within any three month period,equal to the greater of:

      o     1% of the then outstanding shares of common stock; or

      o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the commission, provided certain requirements are satisfied.

      In addition, our affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who had not been our affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description.

                      Interest of named experts and counsel

Legal matters

      The legality of our common stock has been passed upon on our behalf by Mintz & Fraade, P.C., New York, New York.

Experts

      The financial statements included in this prospectus and in the registration statement have been audited. Our financial statements have been audited by Daszkal, Bolton, Manela, Devlin & Co. 2401 NW Boca Raton Blvd., Suite 100, Boca Raton, FL 33431, independent chartered accountants, to the extent and for the periods set forth in their reports appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of each said firm as experts in accounting and auditing.

                                Legal proceedings

      We do not know of any litigation pending, threatened or contemplated, or unsatisfied judgments, against us, or of any proceeding to which we are a party.

                              Available information

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, together with all amendments and exhibits, for the securities registered by this registration statement. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in, or annexed as exhibits to, the registration statement, parts of which are omitted in accordance with the rules and regulations of the commission. For further information about us, please refer to the registration statement, including its exhibits and schedules, which may be inspected without charge at the principal office of the commission, 450 Fifth Street, NW, Washington, D.C. 20549, or at other regional offices of the commission. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. To obtain information on the operation of the Public Reference Room, the Securities and Exchange Commission can be contacted at 1-800-SEC-0330. Such material may also be accessed electronically at the SEC's home page on the Internet at http://www.sec.gov.

--------------------------------------------------------------------------------

                                AnagramPlus, Inc.

                                2,680,000 shares

                                 --------------

                                   PROSPECTUS

                                 --------------

      We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. No other information should be relied upon. The information contained in this prospectus is current only to the date of this prospectus. This prospectus does not offer to sell any securities in any jurisdiction where to do so would be unlawful.

                                   ----------

Until        , 2001, 25 days after the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  ______ , 2001

                   =========================================

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report ...............................................F-1

Consolidated Balance Sheet at December 31, 2000 ............................F-2

Consolidated Statement of Operations, for period from October 1, 2000
(inception) through December 31, 2000 ......................................F-3

Consolidated Statement of Changes in Stockholders Deficit, for period from October 1, 2000 (inception) through December 31, 2000 .................F-4

Consolidated Statement of Cash Flows, for period from October 1, 2000
(inception) through December 31, 2000 ......................................F-5

Notes to Consolidated Financial Statements ................................F-6-9

                                     PART II

Item 24. Indemnification of Directors and Officers.

      Article SEVENTH of the Registrant's Certificate of Incorporation, contains the following provision with respect to the indemnification of directors of the
Company:

            "SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of
Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

      Sections 1, 2, 3 and 4 of Article 8 of the Registrant's By-laws contain the following provisions with respect to the indemnification of directors, officers and authorized representatives:

            "Section 1. Indemnification of Directors and Officers in Third Party Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an "authorized representative" of the Corporation (which shall mean for the purposes of this Article a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding " (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorney's fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to a criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had not reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

            Section 2. Indemnification of Directors and Officers in Corporate Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporate proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

            Section 3. Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation who neither was nor is a director or officer of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Such an authorized representative may, at the discretion of the Corporation, be indemnified by the Corporation in any other circumstances to any extent if the Corporation would be required by Section 1 or 2 of this Article VIII to indemnify such person in such circumstances to such extent as if such person were or had been a director or officer of the Corporation.

            Section 4. General Terms. Any indemnification under Section 1 and
Section 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in
Section 1 and Section 2 of this Article VIII. Such determination shall be made
(i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iii) by the stockholders.

            Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in these By-laws.

      Section 145 of the Delaware General Corporation Law also contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company (or, at the request of the Company,, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith.

The Company also may obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

      The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of a director of the Company to refrain from self-dealing with respect to the Company, improperly competing with the Company or usurping Company opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself. The foregoing also do not and will not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

Item 25. Other Expenses of Issuance and Distribution.

            The following table sets forth an itemized list of all expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions and non-accountable expenses.

SEC Registration Fee ............................................     $   670.00
Printing and Engraving ..........................................     * 5,000.00
Legal Fees and Expenses .........................................     *40,000.00
Accounting Fees and Expenses ....................................     * 5,000.00
Transfer Agent Fees .............................................     * 4,000.00
Miscellaneous Expenses ..........................................      20,330.00

        TOTAL ...................................................     $75,000.00

----------
*     Estimated.

Item 26. Sales of Unregistered Securities.

      Effective October 4, 2000, the Registrant issued an aggregate of 6,000,000 shares of Common Stock to a single entity as founder's shares. The issuance of all such shares of Common Stock did not require registration under the Securities Act in that all of such shares of Common Stock were issued pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

Item 27. Exhibits.

Number      Description
------      -----------
3.1         Articles of Incorporation of Registrant.
3.2         By-Laws of Registrant.

4.1         Specimen Common Stock Certificate.
5.1*        Opinion of Mintz & Fraade, P.C.
23.1*       Consent of Mintz & Fraade, P.C. (Included in 5.1)
23.2        Consent of Daszkal, Bolton, Manela, Devlin & Co.
24.1        Power of Attorney (set forth on the signature page of this
            Registration Statement).

----------
*     To be filed by amendment.

Item 28. Undertakings.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

      The Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) reflect in this prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and, notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) Include any additional or changed material information with respect to the plan of distribution.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

      The Registrant hereby further undertakes that it will:

      (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

      (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorize this registration statement to be signed on our behalf by the undersigned, in Boca Raton, State of Florida, on April 10, 2001.

                                                      Anagram Plus, Inc.


                                                By: /s/ Paul Michelin, President
                                                    ----------------------------
                                                      Paul Michelin, President

                                POWER OF ATTORNEY

      We, the undersigned officers and directors of Anagram Plus, Inc., hereby severally constitute and appoint Robert Michelin and paul Michelin, each acting individually, our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents in connection thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

        Name                 Title                               Date
        ----                 -----                               ----


/s/ Paul Michelin            Director                            April 10, 2001
------------------------
Paul Michelin


/s/ Robert Michelin          Director                            April 10, 2001
------------------------
Robert Michelin

              [Letterhead of Daszkal, Bolton, Manela, Devlin & Co.]

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Anagram Plus, Inc. and subsidiary

We have audited the accompanying consolidated balance sheet of Anagram Plus, Inc. and subsidiary as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the period from October 1, 2000 (inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anagram Plus, Inc. and subsidiary as of December 31, 2000 and the results of its operations and its cash flows for the period from October 1, 2000 (inception) through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ Daszkal, Bolton, Manela, Devlin & Co.

Boca Raton, Florida
February 19, 2001

ANAGRAM PLUS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2000
================================================================================

                                     ASSETS

Current assets:
  Cash                                                                $   9,381
  Accounts receivable                                                    20,742
  Inventory                                                              40,602
                                                                      ---------
       Total current assets                                              70,725

Property and equipment, net                                               9,354

Goodwill, net                                                           107,396

Intangibles, net                                                          3,200
                                                                      ---------

       Total assets                                                   $ 190,675
                                                                      =========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                                                    $   4,465
  Notes payable                                                          39,904
  Note payable - related party                                          144,886
                                                                      ---------
       Total current liabilities                                        189,255

Notes payable - long-term                                                14,088
                                                                      ---------

       Total liabilities                                                203,343
                                                                      ---------

Minority interest                                                        18,679
                                                                      ---------

Stockholders' deficit:
  Preferred stock, $0.01 par value; 2,000,000 shares
    authorized                                                               --
  Common stock, $.001 par value; 20,000,000 shares
    authorized, 6,000,000 shares issued and outstanding                   6,000
  Accumulated deficit                                                   (37,347)
                                                                      ---------
       Total stockholders' deficit                                      (31,347)
                                                                      ---------

       Total liabilities and stockholders' deficit                    $ 190,675
                                                                      =========

          See accompanying notes to consolidated financial statements.

ANAGRAM PLUS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 1, 2000 (INCEPTION) THROUGH DECEMBER 31, 2000
================================================================================

Revenues                                                            $    12,484

Costs of goods sold                                                     (12,210)
                                                                    -----------

Gross profit                                                                274

Selling, general and administrative expenses                            (73,480)

Interest expense                                                           (830)
                                                                    -----------

Net loss before minority interest                                       (74,036)

Minority interest                                                        36,689
                                                                    -----------

Net loss                                                            $   (37,347)
                                                                    ===========

Net loss per share (basic and diluted)                                    (0.01)
                                                                    ===========

Weighted average shares outstanding (basic and diluted)               6,000,000
                                                                    ===========

          See accompanying notes to consolidated financial statements.

ANAGRAM PLUS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT
FOR THE PERIOD FROM OCTOBER 1, 2000 (INCEPTION) THROUGH DECEMBER 31, 2000
================================================================================

                                      Common Stock
                                 ---------------------  Accumulated
                                  Shares      Amount      Deficit       Total
                                 ---------   ---------   ---------    ---------

Balance at October 1, 2000
(Inception)                             --   $      --   $      --    $      --

Common stock issued              6,000,000       6,000          --        6,000

Net loss for the period                 --          --     (37,347)     (37,347)
                                 ---------   ---------   ---------    ---------

Balance at December 31, 2000     6,000,000   $   6,000   $ (37,347)   $ (31,347)
                                 =========   =========   =========    =========

          See accompanying notes to consolidated financial statements.

ANAGRAM PLUS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 1, 2000 (INCEPTION) THROUGH DECEMBER 31, 2000
================================================================================

Cash flows from operating activities:
  Net loss                                                            $ (37,347)
  Adjustments to reconcile net loss to cash provided (used) by operating activities:
     Depreciation and amortization                                        5,858
     Minority interest in net loss of subsidiary                        (36,689)
  Changes in assets and liabilities, net of effects of acquisitions:
     (Increase) decrease in:
       Accounts receivable                                              (20,742)
       Inventory                                                        (40,602)
     Increase in accounts payable                                         1,016
                                                                      ---------
Net cash used in operating activities                                  (128,506)
                                                                      ---------

Cash flows from investing activities:
  Purchase of property and equipment                                     (7,055)
  Net liabilities assumed for cash in acquisition                       (11,302)
                                                                      ---------
Net cash used in investing activities                                   (18,357)
                                                                      ---------

Cash flows from financing activities:
  Proceeds from issuance of common stock                                  6,000
  Proceeds from long term debt                                          150,244
                                                                      ---------
Net cash provided by financing activities                               156,244
                                                                      ---------

Net increase in cash                                                      9,381
                                                                      ---------

Cash at beginning of period                                                  --
                                                                      ---------

Cash at end of period                                                 $   9,381
                                                                      =========

Supplemental disclosure of cash flow information:
  Interest paid                                                       $     830
                                                                      =========

          See accompanying notes to consolidated financial statements.

ANAGRAM PLUS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Anagram Plus, Inc. (the Company), a wholly owned subsidiary of ADC Development Corp., is a 49.5% owner of the Canadian company Prodijeux, Inc. (subsidiary), and exercises significant control as a result of related parties that own additional common shares. The accompanying consolidated financial statements represent those of the Company and its subsidiary.

The Company, through its subsidiary, specializes in the creation and development of interactive education/entertainment products in the form of traditional family board games, CD-ROM and on-line multiplayer games for the Internet.

The first game in this line of "edutainment" products is "Anagram Plus" and the related junior edition "WordXchange." The game will be distributed in department stores, toy specialty stores and bookstores.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the parent company, Anagram Plus, Inc. and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. There are no cash equivalents at year-end.

Property and Equipment

Property and equipment is recorded at cost and is depreciated using accelerated methods over the assets estimated useful lives.

Advertising

Advertising costs are expensed when incurred. The advertising cost incurred for the period ended December 31, 2000 was $2,328.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Inventory

Inventory is valued at the lower of cost and replacement value. The cost of the inventory is determined by using the first-in, first-out method.

ANAGRAM PLUS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Goodwill

Goodwill represents the amount by which the purchase price of a business acquired exceeds the fair market value of the net assets acquired under the purchase method of accounting. Goodwill is being amortized on a straight-line method over ten years. Accumulated amortization at December 31, 2000 is $2,754.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                               2000
                                                             --------

            Equipment                                        $  6,400
            Computer equipment                                  5,719
                                                             --------
               Total property and equipment                    12,119
               Less: accumulated depreciation                  (2,765)
                                                             --------
               Property and equipment, net                   $  9,354
                                                             ========

Depreciation expense for the period ended December 31, 2000 was $2,765.

NOTE 4 -LONG-TERM DEBT

Long-term debt consisted of the following:

Term bank loan bearing interest at prime plus 1.5%, (10% at
December 31, 2000) repayable in monthy capital installments
of $833 until September 2003, plus interest. The loan is
secured by all the assets of the Company.                              $ 18,359

Loans payable to individuals bearing interest at a rate
representing 7% of net income after taxes, due upon demand.              23,366

Loan payable to an individual bearing interest at a rate of
10% annually, due upon demand.                                            9,862

Loan payable to an individual, non-interest bearing, with no specific terms of repayment and not repayable before January
1, 2002.                                                                  1,330

Loan payable to shareholder, non-interest bearing with no
specific terms of repayment and not repayable before
January 1, 2002.                                                          1,075
                                                                       --------

                                                                         53,992

Less: current portion                                                   (39,904)
                                                                       --------

Total long-term debt                                                   $ 14,088
                                                                       ========

ANAGRAM PLUS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

NOTE 4 -LONG-TERM DEBT, continued

Long-term debt principal repayments to be made during the subsequent years are as follows:

      For the years ending December 31,
      ---------------------------------

                  2001                                 $39,904
                  2002                                   9,081
                  2003                                   5,007
                                                       -------
                                                       $53,992
                                                       =======

NOTE 5 - INTANGIBLES

Intangible properties consist of trademark and financing costs and are accounted for at cost. Amortization is based on the estimated useful life using the straight-line method over five years.

                                                    Accumulated    2000 Net
                                           Cost     Amortization    Value
                                           ----     ------------   --------

      Trademark                           $2,738       $  260       $2,478
      Financing costs                        801           79          722
                                          ------       ------       ------
                                          $3,539       $  339       $3,200
                                          ======       ======       ======

NOTE 6 - INCOME TAXES

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities did not give rise to significant portions of deferred taxes at December 31, 2000.

As of December 31, 2000, the Company had an unused net operating loss carry forward of $70,000 available for use on its future corporate federal tax returns. The Company's evaluation of the tax benefit of its net operating loss carry forward is presented in the following table. The tax amounts have been calculated using the Company's effective income tax rate resulting from the use of graduated rates.

                                                                   2000
                                                                 --------
      Deferred tax asset:
         Tax benefit of net operating loss                       $ 26,250
         Less: valuation allowance                                (26,250)
                                                                 --------
      Deferred tax asset                                         $     --
                                                                 ========

         Year Loss Originated                                  Year Expiring
         --------------------                                  -------------

         December 31, 2000                                         2015

ANAGRAM PLUS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

NOTE 7 - RELATED PARTY TRANSACTIONS

During the three months ended December 31, 2000, the Company executed a non-interest bearing demand note with its parent (ADC Development Corp.). Under the terms of this note the parent, during the three month period loaned the Company $144,886. At December 31, 2000 the Company owed its parent $144,886. In February 2001 the Company executed an unsecured promissory note for $500,000, or a lesser amount actually loaned now or in the future, with its parent. Under the terms of the note, interest of 6% per year will begin to accrue on the unpaid balance as of February 28, 2001. The unpaid principal balance and interest becomes due on September 30, 2001.

NOTE 8 - PURCHASE OF PRODIJEUX BY ANAGRAM

At its inception the Company entered in to a stock subscription agreement with the shareholders of Prodijeux, Inc. (subsidiary), a Canadian company. According to the terms of the agreement the Company purchased 495 shares of the subsidiary, representing 49.5% (and exercises significant control) of the outstanding shares in exchange for $66,670. The purchase price was allocated to the 49.5% of the assets acquired based on their estimated fair values. The 49.5% of the assets acquired total $2,736 and the portion of the liabilities assumed were $46,216. The stockholders' deficit was allocated to goodwill. Goodwill totaled $110,150 and is being amortized on a straight-line basis over 10 years.The acquisition has been accounted for as a purchase and the results of operations have been included from the date of acquisition.

NOTE 9 - CURRENCY RATES

For the purpose of conversion from Canadian Dollars to U.S. Dollars, the end of the month exchange rate was used. This rate, as quoted in the Wall Street Journal, was $ .6676 Canadian Dollars to 1 U.S. Dollar at December 31, 2000. The high for the three month period ended December 31,2000 was $.6676 to 1 U.S. dollar and the low for the same period was $.6467 to 1 U.S. dollar.

NOTE 10 - OPERATING LEASE

The Company leases its facility under an operating lease, with a term of two years, payable in monthly installments. Total lease expense for the three months ended December 31, 2000 was $1,935.

Future minimum lease payments are as follows:

        Period ended
        December 31,    Amount
        ------------    ------

            2001        $ 6,300
            2002          4,365
                        -------
                        $10,665
                        =======